LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made as of June 26, 2025, by and between Columbia Management Investment Advisers, LLC (“Columbia”), a Minnesota limited liability company, and Columbia ETF Trust I (the “Trust”), a statutory trust established under the laws of the Commonwealth of Massachusetts.

RECITALS

WHEREAS, Columbia owns the Beta Advantage® Research Enhanced International Equity Index (the “Index”); and

WHEREAS, the Trust wishes to use the Index in connection with a series of exchange-traded fund, Columbia Research Enhanced International Equity ETF (the “ETF”); and

WHEREAS, Columbia wishes to grant a license to the Trust for the use of the Index by the ETF; NOW

THEREFORE, the parties agree as follows:

1.

Grant of License. Subject to the terms and conditions of this Agreement, Columbia hereby grants to the Trust a non-exclusive license for the ETF to use the Index (and associated data and information) in connection with the ETF seeking to track the performance (after fees and expenses) of the Index. Such license includes, but is not limited to, using the Index within ETF registration statements, internal and external (published) marketing/advertising materials and communications, and for any other business purpose of the ETF.

2.

Termination. This Agreement shall automatically terminate if Columbia or an affiliate of Columbia ceases to exercise investment discretion over the Trust or the ETF in its capacity as manager, investment adviser, trustee, or other comparable capacity. Columbia shall notify the Trust as soon as reasonably practicable of the occurrence of such an event. This Agreement may be terminated by either Columbia or the Trust at any time by giving the other party 60 days’ written notice of such intention to terminate. Upon termination of this Agreement, the Trust’s right to use the Index shall terminate immediately.

3.

Indemnification. The Trust shall indemnify and hold harmless Columbia, its officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any claim, action or proceeding (collectively “claims”) that arises out of or relates to (a) any breach of this Agreement by the Trust or (b) the Trust’s use of the Index including, but not limited to, delays in the dissemination of any Index, except to the extent any such claim results from the negligence or willful misconduct of Columbia or its affiliates. Columbia shall indemnify and hold harmless the Trust, its officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any claim that arises out of or relates to any breach of this Agreement by Columbia, except to the extent any such claim results from the negligence or willful misconduct of the Trust. The provisions of this section shall survive termination of this Agreement.

4.

Assignment. The Trust will not make, or purport to make, any assignment or other transfer of this Agreement, without the consent of Columbia. Columbia may assign its rights and obligations under this Agreement with the consent of the Trust.

5.

Amendment. No provision of this Agreement may be waived, altered, or amended except by written agreement of the parties, provided that, notwithstanding the foregoing, Columbia and the Trust may add one or more additional Indexes to this Agreement by written notice.

6.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

7.

Construction. Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the Commonwealth of Massachusetts.

8.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of September 8, 2025, with intent to be bound hereby.

Columbia Management Investment Advisers, LLC		Columbia ETF Trust I

By:	/s/ Marc Zeitoun	By:	/s/ Michael G. Clarke
Name:	Marc Zeitoun	Name:	Michael G. Clarke
Title:	Vice President and Head of North America Product	Title:	President